Exhibit 10.30.1

AMENDED AND RESTATED AMENDMENT AGREEMENT

THIS AMENDED AND RESTATED AMENDMENT AGREEMENT (the “Amendment Agreement”) amends and restates that certain Amendment Agreement entered into as of March 4, 2002, by and among Avocent Employment Services Co. (formerly known as Polycon Investments, Inc.), a Texas corporation (“Services”), Cybex Computer Products Corporation, an Alabama corporation (“Cybex”), Avocent Corporation, a Delaware corporation (“Avocent”), and Stephen F. Thornton (“Mr. Thornton”).  Services, Cybex, and Avocent are sometimes referred to as “Employer” in this Amendment Agreement.

RECITALS

WHEREAS, Mr. Thornton has been employed as the President and Chief Executive Officer of Employer under the terms and conditions of an Amended and Restated Employment and Noncompetition Agreement dated October 31, 2000 (the “Employment Agreement”);

WHEREAS, effective March 4, 2002, Mr. Thornton resigned as President and Chief Executive Officer of Employer, and remains as Chairman of the Board of Directors of Avocent; and

WHEREAS, Employer and Mr. Thornton now wish to terminate the Employment Agreement and enter into the agreements set forth in this Amendment Agreement.

AGREEMENT

NOW, THEREFORE, Mr. Thornton and Avocent hereby agree as follows:

1.             DUTIES.  Effective March 4, 2002, Mr. Thornton resigned as President and Chief Executive Officer of Employer (and as a director, officer, and employee of Avocent’s direct and indirect subsidiaries).  Mr. Thornton will continue as the Chairman of the Board of Directors of Avocent under the terms and conditions of this Amendment Agreement.  Mr. Thornton shall devote such of his business time, energy, and skill to the affairs of Avocent as shall be necessary to perform the duties of Chairman of the Board of Directors of Avocent, and Mr. Thornton shall have powers and duties at least commensurate with his position as Chairman of the Board of Directors of Avocent.

2.             BENEFITS.  Avocent and Mr. Thornton agree that:

(a)   from March 5, 2002, through June 30, 2002, Mr. Thornton will receive a biweekly payment of $9,615.38 (based on an annualized salary for such period of $250,000 per year);

(b)   from July 1, 2002 through June 30, 2003, Mr. Thornton will receive a biweekly payment of $1,923.07 (based on an annualized salary for such period of $50,000  per year);

(c)   for the year 2002, Mr. Thornton will be eligible for a bonus of up to $150,000 based on objective and subjective factors consistent with the criteria used to evaluate the other senior executives of Avocent with the actual amount of any such bonus to be determined in the sole discretion of the Board of Directors;

(d)   if Mr. Thornton remains as Chairman of the Board of Directors of Avocent during 2002 and 2003, Mr. Thornton will receive an annual stock option award in those years that is double the stock option award to “outside” directors of Avocent;

(e)   after December 31, 2002, if Mr. Thornton is a member of the Board of Directors of Avocent, Mr. Thornton will receive the same compensation that is paid to “outside” directors of Avocent;

(f)    through June 30, 2003, Mr. Thornton will be eligible as an employee for all employee benefits, including life insurance, Section 401(k) Plan and cafeteria plans, and employee and dependent coverage under Employer’s medical and dental plans, to the same extent as available to other Employer employees;

(g)   through June 30, 2003, Mr. Thornton will continue to vest in all his incentive stock options and nonqualified stock options to purchase shares of common stock of Avocent Corporation under the terms and conditions of the Cybex 1995 Employee Stock Option Plan, the Cybex 1998 Employee Stock Incentive Plan, and the Avocent 2000 Stock Option Plan; thereafter, he shall continue to vest only in nonqualified stock options under the terms and conditions of such Plans for the period during which he remains a director of Avocent; and in recognition of Mr. Thornton’s role as a founder of Cybex, if Mr. Thornton ceases to be a director of Avocent, he shall immediately vest in all of his then outstanding nonqualified stock options under the terms and conditions of such Plans;

(h)   on or before July 10, 2003, Avocent shall pay Mr. Thornton Four Hundred Thousand Dollars ($400,000) as originally contemplated by Section 5 of his Employment Agreement; provided, however, that Mr. Thornton shall not be entitled to any payment under this Section 2(h) if prior to December 31, 2002 he ceases to be a director of Avocent by virtue of his death or disability; and

(i)    Mr. Thornton shall be able to exercise vested stock options (including any options that become vested as a result of any acceleration provisions described in this Section 2) under the terms and conditions of the Cybex Employee Stock Option Plan, the Cybex 1998 Employee Stock Incentive Plan, and the Avocent 2000 Stock Option Plan for the period specified in such Plans (generally three (3) months) after Mr. Thornton ceases to an employee (in the case of incentive stock options) or after Mr. Thornton ceases to be a director of Avocent (in the case of nonqualified stock options).  Mr. Thornton acknowledge and agrees that (i) any exercise of his stock options is limited in all respects by the terms and conditions of such Plans, (ii) each of the Plans limits his ability to exercise stock options on a cashless basis (for example by requiring shares that he has owned for at least six months and by limiting the amount so exercised), and (iii) under policies approved by the Avocent Corporation Board of Directors, the Administrator of each of the Plans is authorized to permit a cashless exercise of options only in circumstances where to do complies with applicable accounting and financial reporting standards and does not result in a variable compensation plan or compensation expense to Avocent.

3.             NON-COMPETITION OBLIGATIONS.  In consideration of the payment described in Section 2(h) of this Amendment Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, during the period Mr. Thornton is a director of Avocent and for a period of thirty-six (36) months thereafter, Mr. Thornton will not, without the prior written consent of Avocent, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity in the United States, Canada, or Europe which is substantially similar to or in direct competition with any of the business activities of or services provided by Avocent or its affiliates at such time.  Notwithstanding the foregoing, the ownership by Mr. Thornton of not more than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on The Nasdaq Stock Market shall not be deemed, in and of itself, to violate the prohibitions of this Section 3.

4.           MISCELLANEOUS.

4.1   WITHHOLDINGS.  All compensation and benefits to Mr. Thornton under this Amendment Agreement shall be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

4.2   WAIVER.  The waiver of the breach of any provision of this Amendment Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

4.3   ENTIRE AGREEMENT; MODIFICATIONS.  Except as otherwise provided herein, this Amendment Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Amendment Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral with respect to the subject matter hereof including, without limitation, Mr. Thornton’s Amended and Restated Employment and Noncompetition dated October 31, 2000, and any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Mr. Thornton from Employer or Avocent Corporation.  All modifications to this Amendment Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

4.4   NOTICES.  All notices and other communications under this Amendment Agreement shall be in writing and shall be given by hand delivery or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon hand delivery to an officer of Avocent or Mr. Thornton, as the case may be, or upon three (3) days after mailing to the respective persons named below:

If to the Employer/Avocent:	Avocent Corporation
4991 Corporate Drive
Huntsville, AL 35805
Attn: Chief Executive Officer

With a copy to	Avocent Corporation
9911 Willows Road N.E.
Redmond, WA 98052
Attn: General Counsel

If to Mr. Thornton:	Stephen F. Thornton

Any party may change such party’s address for notices by notice duly given pursuant to this Section 4.4.

4.5   HEADINGS.  The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Amendment Agreement.

4.6   GOVERNING LAW; VENUE.  This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.  Mr. Thornton and Employer each hereby expressly consents to the exclusive venue of the state and federal courts located in Huntsville, Madison County, Alabama, for any lawsuit arising from or relating to this Amendment Agreement.

4.7   ARBITRATION.  Any controversy or claim arising out of or relating to this Amendment Agreement, or breach thereof, shall be settled by arbitration in Huntsville, Alabama, in accordance with the Rules of the American Arbitration Association, and judgment upon any proper award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  There shall be three (3) arbitrators, one (1) to be chosen directly by each party at will, and the third arbitrator to be selected by the two (2) arbitrators so chosen.  To the extent permitted by the Rules of the American Arbitration Association, the selected arbitrators may grant equitable relief.  Each party shall pay the fees of the arbitrator selected by him and of his own attorneys, and the expenses of his witnesses and all other expenses connected with the presentation of his case.  The cost of the arbitration including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees and costs shall be borne equally by the parties.

4.8   SEVERABILITY.  If a court or other body of competent jurisdiction determines that any provision of this Amendment Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Amendment Agreement shall be deemed valid and enforceable to the extent possible.

4.9   SURVIVAL OF OBLIGATIONS.  Avocent’s obligations under this Amendment Agreement shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to Avocent.  This Amendment Agreement shall not be terminated by any merger or consolidation or other reorganization of Avocent Corporation.  In the event any such merger, consolidation, or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Amendment Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person.  This Amendment Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Amendment Agreement shall not be assignable either by Avocent (except to an affiliate in which Avocent shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by Mr. Thornton.

4.10   COUNTERPARTS.  This Amendment Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Amendment Agreement.

4.11   INDEMNIFICATION.  In addition to any rights to indemnification to which Mr. Thornton is entitled to under the Avocent’s Articles of Incorporation and Bylaws, and consistent with the Indemnification Agreement between Mr. Thornton and Avocent, Avocent shall indemnify Mr. Thornton at all times during his membership on the Board of Directors and thereafter to the maximum extent permitted under the corporation laws of the State of Delaware and any other applicable state law, and shall pay Mr. Thornton’s expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement as of the day and year first above written.

AVOCENT EMPLOYMENT SERVICES, INC.:

By:	/s/ John R. Cooper
Its:	President

CYBEX COMPUTER PRODUCTS CORPORATION:

By:	/s/ John R. Cooper
Its:	President

AVOCENT CORPORATION:

By:	/s/ John R. Cooper
Its:	President

MR. THORNTON:

/s/ Stephen F. Thornton